UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Lauder, Ronald S.
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/31/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other
   (specify below)
   Chairman of Clinique Laboratories, Inc. and Estee Lauder International, Inc.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Class A Common Stock       |10/5/2|C (1|V|5,000,000         |A  |           |                   |D     |                           |
                           |001   |)   | |                  |   |           |                   |      |                           |
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Class A Common Stock       |10/5/2|S   | |5,000,000         |D  |$31.40     |1,000,000 (2)      |D     |                           |
                           |001   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |      |    | |                  |   |           |3,182              |I     |By Descen. of RSL 1966 Trus|
                           |      |    | |                  |   |           |                   |      |t (3,4)                    |
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Class A Common Stock       |      |    | |                  |   |           |1,300,000          |I     |By EL 2001 Charitable Trust|
                           |      |    | |                  |   |           |                   |      | (3,5)                     |
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Class A Common Stock       |      |    | |                  |   |           |4,698,951          |I     |By Estee Lauder 1994 Trust |
                           |      |    | |                  |   |           |                   |      |(3,6)                      |
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Class A Common Stock       |      |    | |                  |   |           |15,384             |I     |By Lauder & Sons LP (3,7)  |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Class B Common Stock  |1:1     |10/5/|C (1|V|5,000,000  |D  |Immed|NA   |Class A Comm|5,000,0|NA     |24,333,315  |D  |            |
                      |        |2001 |)   | |           |   |.    |     |on Stock    |00     |       |            |   |            |
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Class B Common Stock  |1:1     |     |    | |           |   |     |NA   |Class A Comm|       |       |3,182       |I  |By Descen. o|
                      |        |     |    | |           |   |     |     |on Stock    |       |       |            |   |f RSL 1966 T|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |rust (3,4)  |
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Class B Common Stock  |1:1     |     |    | |           |   |     |NA   |Class A Comm|       |       |12,189,852  |I  |By Estee Lau|
                      |        |     |    | |           |   |     |     |on Stock    |       |       |            |   |der 1994 Tru|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |st (3,6)    |
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Class B Common Stock  |1:1     |     |    | |           |   |     |NA   |Class A Comm|       |       |3,846,154   |I  |By Lauder & |
                      |        |     |    | |           |   |     |     |on Stock    |       |       |            |   |Sons LP (3,7|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |)           |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. On October 5, 2001, the Reporting Person converted 5,000,000 shares of Class B Common Stock into an equal number of shares Class A Common
Stock.
2. The Reporting Person has a short position of 7,394,986 shares of Class A Common Stock established prior to the Issuer's initial public offering.
3. The Reporting Person disclaims beneficial ownership to the extent he does not have a pecuniary interest in such securities.
4. The Reporting Person is the trustee of The Descendants of Ronald S. Lauder 1966 Trust.
5. The Reporting Person is co-Trustee and beneficiary of the Estee Lauder 2001 Charitable Trust.
6. The Reporting Person is co-Trustee and beneficiary of The Estee Lauder 1994 Trust.
7. The Reporting Person is a general partner of Lauder & Sons L.P. The Reporting Person is also a Trustee of The 1995 Estee Lauder RSL Trust, which is also a general partner of Lauder & Sons
L.P.

SIGNATURE OF REPORTING PERSON
Ronald S. Lauder
DATE
11/06/2001